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                                                                      EXHIBIT 21

                    SPACEHAB, INCORPORATED AND SUBSIDIARIES
                        SUBSIDIARIES OF THE REGISTRANT

                                    JURISDICTION OF
NAME OF SUBSIDIARY                   INCORPORATION        BUSINESS NAME
------------------                  ---------------       -------------
Astrotech Florida Holdings, Inc.    Florida               Astrotech Florida Holdings
Astrotech Space Operations, Inc.    Delaware              Astrotech
Johnson Engineering Corporation     Colorado              Johnson Engineering
Space Media, Inc.                   Delaware              Space Media
Space Store, LLC                    Delaware              Space Store